Exhibit 10.1
Execution Version
Amendment to Director Appointment and Nomination Agreement
This Amendment, dated as of May 2, 2025, (this “Amendment”) is entered into by and among the persons and entities listed on Schedule A (collectively, the “Icahn Group”, and each individually a “member” of the Icahn Group), and Caesars Entertainment, Inc., a Delaware corporation (the “Company”), and amends the Director Appointment and Nomination Agreement, dated as of March 17, 2025, by and among the Icahn Group and the Company (the “Nomination Agreement”). All capitalized terms that are used but not defined herein shall have the meanings ascribed to such terms in the Nomination Agreement.
WHEREAS, the Icahn Group and the Company previously entered into the Nomination Agreement; and
WHEREAS, each of the Icahn Group and the Company wish to amend the Nomination Agreement as set forth herein.
In consideration of and reliance upon the mutual covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.    Amendments to the Nomination Agreement. The Nomination Agreement is hereby amended as follows by:
(a)Amending Section 1(c) by adding the following at the end thereof:
“Notwithstanding the foregoing, any actions taken by the Icahn Group in order to reduce its beneficial ownership to remain below the Beneficial Ownership Cap (as defined below) in accordance with Section 3(d) shall not be considered for the purposes of determining the Icahn Group’s beneficial ownership for the purposes of the thresholds set forth in this Section 1(c).”
(b)Amending and restating the first sentence of Section 1(e) in its entirety as follows:
“So long as the Icahn Group, together with the Icahn Affiliates, beneficially owns at least 5,275,550 Common Shares (as adjusted for (i) any stock dividends, combinations, splits, recapitalizations or similar type events or (ii) as may be required to be adjusted to account for the sale of Common Shares by the Icahn Group to remain below the Beneficial Ownership Cap pursuant to Section 3(d)), the Company shall not adopt a Rights Plan with an “Acquiring Person” beneficial ownership threshold unless the “Acquiring Person” definition of such Rights Plan exempts the Icahn Group up to a beneficial ownership of 5%.”
(c)Amending Section 3 by adding a new subsection (d) at the end thereof:

“(d)    Notwithstanding Section 3(a)(i) of this Agreement, if, due to the repurchase of Common Shares by the Company or similar action by the Company that has the direct effect of decreasing the total outstanding Common Shares, the Icahn Group would beneficially own 5% or more of the then outstanding Common Shares at such time, then the Icahn Group may, subject to the Icahn Group’s compliance with applicable law, decrease its beneficial ownership of Common Shares so that it is below 5% of the then outstanding Common Shares (the “Beneficial Ownership Cap”), and (ii) the Icahn Group may, subject to the Icahn Group’s compliance with applicable law, undertake any actions as may be necessary, including the acquisition, disposition, exercise or other transfer of Common Shares or any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event), which for the avoidance of doubt may include converting forwards into cash settled swaps), so that the Icahn Group’s beneficial ownership does not exceed the Beneficial Ownership Cap. Any actions taken by the Icahn Group in accordance with the foregoing provisions to reduce its beneficial ownership to be less than the Beneficial Ownership Cap shall not be considered for the purposes of determining whether the Icahn Group has maintained its beneficial ownership for the purposes of the thresholds set forth in Section 1(c) and Section 1(e) of the Agreement. However, if the Icahn Group sells, transfers, or otherwise disposes of Common Shares or any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for any reason other than to comply with the Beneficial Ownership Cap, then such sale, transfer or other disposition shall be considered for the purposes of determining whether the thresholds in Section 1(c) or Section 1(e) of the Agreement are satisfied. The Company shall provide the Icahn Group with written notice within two (2) business days of the Company repurchasing Common Shares or taking any similar action that has the direct effect of decreasing the then total outstanding Common Shares by 1% or more.”
(d)Amending and restating Section 1(d) in its entirety as follows:
“Each of the Icahn Designees shall, and each member of the Icahn Group shall cause each of the Icahn Designees (including any Replacement Designee) to, execute, effective as of the date of the Amendment, an irrevocable resignation in the form attached to the Amendment as Exhibit A.”

1.Public Filings. The parties agree that following the execution and delivery of this Amendment by the parties, the Company will file with the SEC a Current Report on Form 8-K in respect of this Amendment, and, prior to the filing thereof, the Company shall provide the Icahn Group and its counsel a reasonable opportunity to review and comment on such Form 8-K.

Neither party shall issue a press release or make any other public disclosure relating to this Amendment.
2.Entire Agreement; Amendment. This Amendment, the Nomination Agreement, certain email confirmations relating hereto that are delivered simultaneously by the Icahn Group to the Company and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.
3.Reference to the Nomination Agreement. From and after the date of this Amendment, each reference in the Nomination Agreement to “this Nomination Agreement,” “hereof,” “herein,” or words of similar meaning referring to the Nomination Agreement, mean and are a reference to the Nomination Agreement as amended by this Amendment. Except as expressly amended by the terms of this Amendment, all other terms of the Nomination Agreement remain unchanged and in full force and effect.
4.Counterparts. This Amendment may be executed (including by PDF) in two or more counterparts which together shall constitute a single agreement.
5.Successors and Assigns. This Amendment shall not be assignable by any of the parties to this Amendment. This Amendment, however, shall be binding on successors of the parties hereto.
6.No Third Party Beneficiaries. This Amendment is solely for the benefit of the parties hereto and is not enforceable by any other persons.
7.Fees and Expenses. Neither the Company, on the one hand, nor the Icahn Group, on the other hand, will be responsible for any fees or expenses of the other in connection with this Amendment.
8.Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Amendment, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Amendment and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Amendment against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Amendment shall be decided without regards to events of drafting or preparation. The section headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. The term “including” shall be deemed to mean “including without limitation” in all instances. In all instances, the term “or” shall not be deemed to be exclusive.
[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment, or caused the same to be executed by its duly authorized representative as of the date first above written.
THE COMPANY:

CAESARS ENTERTAINMENT, INC.

By:     /s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
    Title: Executive Vice President, Chief Legal Officer and Secretary

[Signature Page to Amendment to Director Appointment and Nomination Agreement]

ICAHN GROUP:
NAKATOMI TRADING LLC
By:     /s/ Jesse Lynn
Name: Jesse Lynn
Title: Chief Operating Officer
ICAHN PARTNERS LP
ICAHN ONSHORE LP
ICAHN PARTNERS MASTER FUND LP
ICAHN OFFSHORE LP
ICAHN CAPITAL LP
By:     /s/ Jesse Lynn
Name: Jesse Lynn
Title: Chief Operating Officer

IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.
By:     /s/ Ted Papapostolou
Name: Ted Papapostolou
Title: Chief Financial Officer
BECKTON CORP.
By:     /s/ Ted Papapostolou
Name: Ted Papapostolou
Title: Vice President

/s/ Carl. C. Icahn
CARL C. ICAHN
/s/ Jesse Lynn
JESSE LYNN
/s/ Ted Papapostolou
TED PAPAPOSTOLOU
[Signature Page to Amendment to Director Appointment and Nomination Agreement]

SCHEDULE A

Carl C. Icahn
Jesse Lynn
Ted Papapostolou
Icahn Partners Master Fund LP
Icahn Offshore LP
Icahn Partners LP
Icahn Onshore LP
Icahn Capital LP
IPH GP LLC
Icahn Enterprises Holdings L.P.
Icahn Enterprises G.P. Inc.
Beckton Corp.
Nakatomi Trading, LLC

EXHIBIT A

FORM OF RESIGNATION

____________, 2025

Board of Directors
Caesars Entertainment, Inc.
100 West Liberty Street, 12th Floor
Reno, NV 89501

RE: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to that certain Director Appointment and Nomination Agreement, dated as of March 17, 2025 (as amended on May 2, 2025, the “Agreement”), by and among Caesars Entertainment, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on Schedule A thereto (collectively, the “Icahn Group”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

Pursuant to Section 1(c) of the Agreement, effective only upon, and subject to, such time as the Icahn Group (together with the Icahn Affiliates) ceases collectively to beneficially own at least 10,551,100 Common Shares (as may be adjusted in accordance with Section 3(d) of the Agreement), I hereby irrevocably resign from my position as a director of the Company and from any and all committees of the Board on which I serve; provided, however, that if this resignation is tendered pursuant to Section 1(c) of the Agreement, this resignation shall not be effective if any other resignation of an Icahn Designee is tendered and accepted pursuant to Section 1(c) of the Agreement (and the Icahn Group shall determine in its sole discretion which resignation of the Icahn Designees shall be effective) unless and until the Icahn Group (together with the Icahn Affiliates) ceases collectively to beneficially own at least 5,275,550 Common Shares (as may be adjusted in accordance with Section 3(d) of the Agreement).

Sincerely,

______________________
[Name of Icahn Designee]